Exhibit 3.1

                         CERTIFICATE OF AMENDMENT OF THE

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

                               EP MEDSYSTEMS, INC.

      Pursuant to the provisions of Section 14A:7-2(4) of the New Jersey Business Corporation Act, the undersigned, being duly authorized officers of EP MedSystems, Inc., a New Jersey corporation (the "Corporation"), do hereby certify as follows:

      FIRST: The name of the corporation is EP MedSystems, Inc.

      SECOND: Pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation, by unanimous consent, dated as of October 22, 2001, the Board of Directors adopted the following resolution creating a series of preferred stock designated as Series A Convertible Preferred Stock and that the Board of Directors approved an amendment to the Amended and Restated Certificate of Incorporation of the Corporation so that the rights, preferences and privileges of such series of Preferred Stock are as stated in the following resolution:

                        RESOLVED, that pursuant to the authority vested in the
            Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended and restated, a series of Preferred Stock of the Corporation be, and it hereby is, created and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions are as follows:

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Convertible Preferred Stock" and the number of shares constituting such series shall be One Million Four Hundred Thousand shares, without par value per share (the "Series A Preferred Stock"), which number, subject to compliance with applicable protective provisions set forth herein, may be increased or decreased by the Board of Directors without a vote of the shareholders, provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock.


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                  Section 2. Dividends and Distributions. The Corporation shall not declare or pay any cash dividends or other distributions on shares of its common stock, without par value (the "Common Stock") until the holders of the Series A Preferred Stock then outstanding shall have first received, or simultaneously receive, a non-cumulative cash dividend on each share of Preferred Stock in an amount at least equal to the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside for the Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, or if greater, (as determined on a per annum basis and on an as converted basis for the Series A Preferred Stock) an amount equal to that paid on any other outstanding shares of the Corporation, payable when, as and if declared by the Board of Directors of the Corporation, out of funds legally available for the purpose.

                  Section 3. Liquidation.

                  (a) Effect of Liquidation. In the event of a liquidation,
            dissolution or winding up of the Corporation (whether voluntary or involuntary) or upon any Disposition Event (as hereinafter defined), each holder of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders (whether from capital or surplus), an amount per share equal to $2.048 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") plus all dividends which have been declared on such shares but not paid, if any (the "Series A Liquidation Preference"), prior to any payment to holders of the Common Stock. For purposes hereof, the term "Disposition Event" shall mean (A) the acquisition of the Corporation by means of merger (other than a merger (1) in which the shareholders of the Corporation immediately prior to the merger own a majority of the shares of capital stock of the surviving entity or
            (2) with a wholly-owned subsidiary of the Corporation in which the Corporation is the surviving corporation) or other form of corporate reorganization in which the outstanding shares of the Corporation are exchanged for securities or other consideration issued or caused to be issued by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (B) a sale of all or substantially all of the assets of the Corporation.

                  (b) Insufficient Assets. In the event, however, that there are not sufficient assets available to permit payment in full of


                                Ex.3.1 - Page 2
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            the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on parity with the Series A Preferred Stock, then the available assets shall be distributed ratably to the holders of such parity shares in proportion of their respective liquidation preferences.

                  (c) Distribution of Remaining Assets. After distribution of the amounts set forth in 3(a) or 3(b) hereof, as applicable, the remaining assets of the Corporation available for distribution, if any, to the shareholders of the Corporation shall be distributed among the holders of the Series A Preferred Stock and Common Stock pro rata based on the number of shares of common stock held by each (assuming full conversion of all such Series A Preferred Stock).

                  Section 4. Voting Rights. Each holder of outstanding shares of
            Series A Preferred Stock shall be entitled to notice of all shareholders' meetings in accordance with the Corporation's by-laws and shall be entitled to vote on all matters submitted to the shareholders for a vote together with the holders of Common Stock. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are then convertible. Except as provided by applicable law, holders of Series A Preferred Stock and any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

                  Section 5. Conversion Rights.

                  (a) Holder's Right to Convert. The holder of any share or
            shares of Series A Preferred Stock shall have the right, at its option, at any time and from time to time from and after the earlier of (A) December 31, 2001 and (B) the date of an FDA Event (as hereinafter defined), upon at least twenty (20) days' prior written notice to the Corporation but without the payment of additional consideration, to convert any such shares of Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the conversion price applicable to such shares, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial conversion price per share for shares of Series A Preferred Stock shall be the


                                Ex.3.1 - Page 3
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            Original Series A Issue Price; provided, however, that the conversion price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection (e) below (such price as last adjusted being referred to as the "Conversion Price"). Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender his or its certificate or certificates therefor, duly endorsed for transfer, at the office of the Corporation or any transfer agent of the Corporation, and shall give written notice to the Corporation at such office of the election convert the same, such notice to state the name or names in which certificates for Common Stock should be issued and the addresses to which such certificates should be sent.

                  (b) Corporation's Right to Convert. The Corporation shall have the right, at its option, at any time and from time to time, from and after the date of an FDA Event to require the conversion, upon at least twenty (20) days' prior written notice to the holder but without the payment of additional consideration, of outstanding shares of Series A Preferred Stock into an equal number of fully paid and nonassessable shares of Common Stock. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of the Series A Preferred Stock at such holder's address as shown in the records of the Corporation. On or before the date so fixed for conversion, each holder of shares of the Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares duly endorsed for transfer, at the office of the Corporation or any transfer agent of the Corporation, and shall give notice to the Corporation stating the name or names in which certificates for common stock should be issued and the addresses to which such certificates should be sent.

                  (c) "FDA Event." For purposes hereof, the term "FDA Event"
            shall mean the occurrence of either of the following events: (A) receipt from the United States Food and Drug Administration (or any successor thereto) of 510K approval of the Corporation's ViewMate(TM) Ultrasound Imaging System device, or (B) receipt from the United States Food and Drug Administration of pre-market approval of the Corporation's ALERT(R) System device, in each case for the marketing and sale of such devices in the United States.

                  (d) Conversion Price Adjustments for Certain Dilutive
            Issuances, Splits and Combinations. The Conversion Price of the


                                Ex.3.1 - Page 4
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            Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                  (i) (A) If the Corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the "Purchase Date") any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 5(d)(i)(E)(1) or (2)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Conversion Price then applicable; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 5(d)(i)(E)(1) or (2)) plus the number of shares of such Additional Stock.

            (B) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three
            (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 5(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

            (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.


                                Ex.3.1 - Page 5
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            (D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

            (E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 5(d)(i) and subsection 5(d)(ii):

            (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were granted and for a consideration equal to the consideration (determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

            (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)).

            (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon


                                Ex.3.1 - Page 6
            conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 5(d)(i)(A)), the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

            (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 5(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

            (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 5(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 5(d)(i)(E)(3) or (4).

            (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 5(d)(i)(E)) by the Corporation after the Purchase Date other than:

            (A) shares of Common Stock issued pursuant to a transaction described in subsection 5(d)(iii) hereof; or


                                Ex.3.1 - Page 7
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            (B) shares of Common Stock issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation.

            (iii) In the event that the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

            (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                  (e) Other Distributions. In the event that the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(d)(iii), then, in each such case for the purpose of this subsection 5(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of


                                Ex.3.1 - Page 8
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            shares of Common Stock of the Corporation into which their shares of
            Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this
            Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                  (h) No Fractional Shares and Certificate as to Adjustments.

            (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of


                                Ex.3.1 - Page 9
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            the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this
            Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.

                  (i) Notices of Record Date. In the event of any taking by the
            Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (j) Reservation of Stock Issuable Upon Conversion. The
            Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such


                                Ex.3.1 - Page 10
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            Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Restated Certificate of Incorporation.

                  (k) Notices. Any notice required by the provisions of this
            Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                  (l) Effect of Surrender. All shares of the Series A Preferred
            Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any declared but unpaid dividends thereon. Any shares of the Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock.

                  Section 6. Redemption. The Corporation shall not, nor shall it allow any subsidiary to, redeem or otherwise acquire any shares of Series A Preferred Stock, except pursuant to a purchase offer made pro rata to all holders of Series A Preferred Stock on the basis of the number of shares owned by each such holder.

                  Section 7. Reacquired Shares. Any shares of Series A Preferred
            Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.


                                Ex.3.1 - Page 11
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                  Section 8. Amendment. At any time when any shares of Series A
            Preferred Stock are outstanding, the Restated Certificate of Incorporation, as amended, shall not be amended in any manner which would materially alter or change the powers, privileges, preferences or rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting as a separate class.

      THIRD: That the Restated Certificate of Incorporation of the Corporation, as amended, is further amended so that the designation and number of shares of Series A Preferred Stock acted upon in the foregoing resolutions and the relative rights, preferences and limitations of such series of authorized preferred stock are as stated in such resolutions.


                                Ex.3.1 - Page 12

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its Chief Executive Officer and attested to by its Secretary as of the 23rd day of October, 2001.

                                                  EP MEDSYSTEMS, INC.


                                                  By: s/ David A. Jenkins
                                                  Name: David A. Jenkins
                                                  Title: Chief Executive Officer
ATTEST:


By:  s/ Joseph M. Turner
Name: Joseph M. Turner
Title:   Secretary


                                Ex.3.1 - Page 13